Exhibit 99

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RTX Reports Q1 2024 Results

RTX delivers strong 12% sales growth; Q1 book-to-bill of 1.34 with an RTX record backlog of $202B; Reaffirms full year outlook

ARLINGTON, Va., April 23, 2024 – RTX (NYSE: RTX) reported first quarter 2024 results.

First quarter 2024
•Sales of $19.3 billion, up 12 percent versus prior year on a reported and organic* basis
•GAAP EPS of $1.28, up 32 percent versus prior year, which included $0.29 of acquisition accounting adjustments and a $0.23 benefit from net significant and/or non-recurring items and restructuring
•Adjusted EPS* of $1.34, up 10 percent versus prior year
•Operating cash flow of $0.3 billion; Free cash outflow* of $0.1 billion
•Gross proceeds of $1.3 billion from the completion of the divestiture of Raytheon’s Cybersecurity, Intelligence and Services business
•Company backlog of $202 billion; including $125 billion of commercial and $77 billion of defense
•Realized $105 million of incremental RTX gross cost synergies

Reaffirms outlook for full year 2024
•Sales of $78.0 - $79.0 billion
•Adjusted EPS* of $5.25 - $5.40
•Free cash flow* of approximately $5.7 billion

“RTX saw strong momentum in the first quarter, delivering 12 percent organic sales* growth and winning over $25 billion in new orders across our businesses,” said RTX President and COO Chris Calio. “We are making progress on our key priorities to deliver for customers and shareowners, including executing on our GTF fleet management plans, which remain on track.”

“We’re operating in one of the strongest demand periods in our history with a record $202 billion backlog and a portfolio of products and services which are fully aligned to our customers’ top priorities. Our focus on execution and driving performance and margin expansion is supported by our CORE operating system, and we continue to invest in operational modernization and production capacity, digital transformation and technological innovation to sustain our growth well into the future.”

First quarter 2024
RTX reported first quarter sales of $19.3 billion, up 12 percent over the prior year. GAAP EPS of $1.28 was up 32 percent versus the prior year, and included $0.29 of acquisition accounting adjustments, a $0.21 benefit related to tax audit settlements, an $0.18 net gain related to the Cybersecurity, Intelligence and Services divestiture, a $0.13

*Adjusted net sales, organic sales, adjusted operating profit (loss) and margin, adjusted segment operating profit (loss) and margin, adjusted net income, adjusted earnings per share (“EPS”) and free cash flow are non-GAAP financial measures. When we provide our expectation for adjusted EPS and free cash flow on a forward-looking basis, a reconciliation of these non-GAAP financial measures to the corresponding GAAP measures (expected diluted EPS and expected cash flow from operations) is not available without unreasonable effort due to potentially high variability, complexity, and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results. See “Use and Definitions of Non-GAAP Financial Measures” below for information regarding non-GAAP financial measures.

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charge associated with initiating alternative titanium sources, and $0.03 of restructuring and other net significant and/or non-recurring charges. Adjusted EPS* of $1.34 was up 10 percent versus the prior year.

The company recorded net income attributable to common shareowners in the first quarter of $1.7 billion which included $389 million of acquisition accounting adjustments, a benefit of $285 million related to tax audit settlements, a net gain of $241 million related to the Cybersecurity, Intelligence and Services divestiture, a $175 million charge associated with initiating alternative titanium sources, and $44 million of restructuring and other net significant and/or non-recurring charges. Adjusted net income* of $1.8 billion was flat versus prior year as growth in adjusted segment operating profit* was more than offset by higher interest expense and lower pension income. Operating cash flow in the first quarter was $342 million. Capital expenditures were $467 million, resulting in a free cash outflow* of $125 million.

Summary Financial Results – Operations Attributable to Common Shareowners

	1st Quarter
($ in millions, except EPS)	2024	2023	% Change
Reported
Sales	$19,305	$17,214	12%
Net Income	$1,709	$1,426	20%
EPS	$1.28	$0.97	32%

Adjusted*
Sales	$19,305	$17,214	12%
Net Income	$1,791	$1,793	—%
EPS	$1.34	$1.22	10%

Operating Cash Flow	$342	$(863)	NM
Free Cash Flow*	$(125)	$(1,383)	NM
NM = not meaningful

Backlog and Bookings
Backlog at the end of the first quarter was $202 billion, of which $125 billion was from commercial aerospace and $77 billion was from defense.

Notable defense bookings during the quarter included:
•$1.6 billion of classified bookings at Raytheon
•$1.2 billion for Germany Patriot production at Raytheon
•$818 million for NATO GEM-T production at Raytheon
•$623 million for international GEM-T production at Raytheon
•$282 million for Ukraine NASAMS production at Raytheon
•$251 million for international GEM-T production at Raytheon

Segment Results
The company’s reportable segments are Collins Aerospace, Pratt & Whitney, and Raytheon.

Collins Aerospace

	1st Quarter
($ in millions)	2024	2023	% Change
Reported
Sales	$6,673	$6,120	9%
Operating Profit	$849	$897	(5)%
ROS	12.7%	14.7%	(200)	bps

Adjusted*
Sales	$6,673	$6,120	9%
Operating Profit	$1,048	$903	16%
ROS	15.7%	14.8%	90	bps

Collins Aerospace had first quarter 2024 reported sales of $6,673 million, up 9 percent versus the prior year. The increase in sales was driven by a 14 percent increase in both commercial aftermarket and commercial OE, and a 1 percent increase in defense. The increase in commercial sales was driven primarily by strong demand across commercial aerospace end markets, which resulted in higher flight hours and higher OE production rates. The increase in defense sales was driven primarily by higher volume.

Collins Aerospace recorded operating profit of $849 million, down 5 percent versus the prior year. Reported operating profit included $175 million of charges related to unfavorable purchase commitments and an impairment charge as a result of initiating alternative titanium sources. On an adjusted basis, operating profit* of $1,048 million was up 16 percent versus the prior year. The increase in adjusted operating profit* was primarily driven by drop through on higher commercial aftermarket volume, partially offset by unfavorable OE mix, higher space program costs and increased R&D expense.

Pratt & Whitney

	1st Quarter
($ in millions)	2024	2023	% Change
Reported
Sales	$6,456	$5,230	23%
Operating Profit	$412	$415	(1)%
ROS	6.4%	7.9%	(150)	bps

Adjusted*
Sales	$6,456	$5,230	23%
Operating Profit	$430	$434	(1)%
ROS	6.7%	8.3%	(160)	bps

Pratt & Whitney had first quarter 2024 reported sales of $6,456 million, up 23 percent versus the prior year. The increase in sales was driven by a 64 percent increase in commercial OE, a 21 percent increase in military, and a 9 percent increase in commercial aftermarket. The increase in commercial sales was primarily due to higher GTF OE volume and favorable mix, and higher aftermarket volume. The increase in military sales was driven by higher sustainment volume across multiple platforms and higher development volume driven primarily by the F135 Engine Core Upgrade program.

Pratt & Whitney recorded operating profit of $412 million, down 1 percent versus the prior year. The benefit of favorable commercial OE mix and drop through on higher commercial aftermarket volume was partially offset by headwinds from increased commercial OE deliveries, unfavorable commercial aftermarket mix, and the absence of a favorable $60 million prior year contract matter. Higher military volume and favorable mix was more than offset by higher R&D and SG&A expenses. On an adjusted basis, operating profit* of $430 million was down 1 percent versus the prior year.

Raytheon

	1st Quarter
($ in millions)	2024	2023	% Change
Reported
Sales	$6,659	$6,292	6%
Operating Profit	$996	$571	74%
ROS	15.0%	9.1%	590	bps

Adjusted*
Sales	$6,659	$6,292	6%
Operating Profit	$630	$584	8%
ROS	9.5%	9.3%	20	bps

Raytheon had first quarter 2024 reported sales of $6,659 million, up 6 percent versus prior year. The increase in sales was primarily driven by higher volume on land and air defense systems, including Global Patriot, counter-UAS systems and NASAMS, and advanced technology programs.

Raytheon recorded operating profit of $996 million, up 74 percent versus the prior year. The increase in operating profit was driven primarily by higher volume and improved net productivity, partially offset by unfavorable mix. Reported operating profit included a $375 million net gain on the sale of the Cybersecurity, Intelligence, and Services business. On an adjusted basis, operating profit* of $630 million was up 8 percent versus the prior year.

About RTX
With more than 185,000 global employees, RTX pushes the limits of technology and science to redefine how we connect and protect our world. Through industry-leading businesses – Collins Aerospace, Pratt & Whitney, and Raytheon – we are advancing aviation, engineering integrated defense systems, and developing next-generation technology solutions and manufacturing to help global customers address their most critical challenges. The company, with 2023 sales of $69 billion, is headquartered in Arlington, Virginia.

Conference Call on the First Quarter 2024 Financial Results
RTX’s financial results conference call will be held on Tuesday, April 23, 2024 at 8:30 a.m. ET. The conference call will be webcast live on the company's website at www.rtx.com and will be available for replay following the call. The corresponding presentation slides will be available for downloading prior to the call.

Use and Definitions of Non-GAAP Financial Measures
RTX Corporation (“RTX” or “the Company”) reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that these non-GAAP measures provide investors with additional insight into the Company’s ongoing business performance. Other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables in this Appendix. Below are our non-GAAP financial measures:

Non-GAAP measure	Definition
Adjusted net sales	Represents consolidated net sales (a GAAP measure), excluding net significant and/or non-recurring items[1] (hereinafter referred to as “net significant and/or non-recurring items”).
Organic sales
Organic sales represents the change in consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and net significant and/or non-recurring items.

Adjusted operating profit (loss) and margin
Adjusted operating profit (loss) represents operating profit (loss) (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and net significant and/or non-recurring items. Adjusted operating profit margin represents adjusted operating profit (loss) as a percentage of adjusted net sales.

Segment operating profit (loss) and margin
Segment operating profit (loss) represents operating profit (loss) (a GAAP measure) excluding Acquisition Accounting Adjustments[2], the FAS/CAS operating adjustment[3], Corporate expenses and other unallocated items, and Eliminations and other. Segment operating profit margin represents segment operating profit (loss) as a percentage of segment sales (net sales, excluding Eliminations and other).

Adjusted segment sales	Represents consolidated net sales (a GAAP measure) excluding eliminations and other and net significant and/or non-recurring items.
Adjusted segment operating profit (loss) and margin
Adjusted segment operating profit (loss) represents segment operating profit (loss) excluding restructuring costs, and net significant and/or non-recurring items. Adjusted segment operating profit margin represents adjusted segment operating profit (loss) as a percentage of adjusted segment sales (adjusted net sales excluding Eliminations and other).

Adjusted net income	Adjusted net income represents net income (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and net significant and/or non-recurring items.
Adjusted earnings per share (EPS)	Adjusted EPS represents diluted earnings per share (a GAAP measure), excluding restructuring costs, acquisition accounting adjustments and net significant and/or non-recurring items.
Free cash flow
Free cash flow represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing RTX’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of RTX’s common stock and distribution of earnings to shareowners.

1 Net significant and/or non-recurring items represent significant nonoperational items and/or significant operational items that may occur at irregular intervals.

2 Acquisition Accounting Adjustments include the amortization of acquired intangible assets related to acquisitions, the amortization of the property, plant and equipment fair value adjustment acquired through acquisitions, the amortization of customer contractual obligations related to loss making or below market contracts acquired, and goodwill impairment, if applicable.

3The FAS/CAS operating adjustment represents the difference between the service cost component of our pension and postretirement benefit (PRB) expense under the Financial Accounting Standards (FAS) requirements of GAAP and our pension and PRB expense under U.S. government Cost Accounting Standards (CAS) primarily related to our Raytheon segment.

When we provide our expectation for adjusted net sales, organic sales, adjusted operating profit (loss) and margin, adjusted segment operating profit (loss) and margin, adjusted EPS and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures, as described above, generally are not available without unreasonable effort due to potentially high variability, complexity, and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement Regarding Forward-Looking Statements This press release contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward- looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide RTX Corporation (“RTX”) management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid and are not statements of historical fact. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “goals,” “objectives,” “confident,” “on track,” “designed to” and other words of similar meaning. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax payments and rates, research and development spending, cost savings, other measures of financial performance, potential future plans, strategies or transactions, credit ratings and net indebtedness, the Pratt powder metal matter and related matters and activities, including without limitation other engine models that may be impacted, anticipated benefits to RTX of its segment realignment, pending disposition Collins’ actuation and flight control business, the merger (the “merger”) between United Technologies Corporation (“UTC”) and Raytheon Company (“Raytheon”) or the spin-offs by UTC of Otis Worldwide Corporation and Carrier Global Corporation into separate independent companies (the “separation transactions”) in 2020, targets and commitments (including for share repurchases or otherwise), and other statements that are not solely historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward- looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of changes in economic, capital market and political conditions in the U.S. and globally, such as from the global sanctions and export controls with respect to Russia, and any changes therein, including related to financial market conditions, banking industry disruptions, fluctuations in commodity prices or supply (including energy supply), inflation, interest rates and foreign currency exchange rates, disruptions in global supply chain and labor markets, and geopolitical risks; (2) risks associated with U.S. government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration, a continuing resolution, a government shutdown, the debt ceiling or measures taken to avoid default, or otherwise, and uncertain funding of programs; (3) risks relating to our performance on our contracts and programs, including our ability to control costs, and our inability to pass some or all costs on fixed price contracts through to the customer; (4) challenges in the development, production, delivery, support, and performance of RTX advanced technologies and new products and services and the realization of the anticipated benefits (including our expected returns under customer contracts), as well as the challenges of operating in RTX’s highly-competitive industries; (5) risks relating to RTX’s reliance on U.S. and non-U.S. suppliers and commodity markets, including the effect of sanctions, delays and disruptions in the delivery of materials and services to RTX or its suppliers and price increases; (6) risks relating to RTX international operations from, among other things, changes in trade policies and implementation of sanctions, foreign currency fluctuations, economic conditions, political factors, sales methods, and U.S. or local government regulations; (7) the condition of the aerospace industry; (8) the ability of

RTX to attract, train and retain qualified personnel and maintain its culture and high ethical standards, and the ability of our personnel to continue to operate our facilities and businesses around the world; (9) the scope, nature, timing and challenges of managing acquisitions, investments, divestitures and other transactions, including the realization of synergies and opportunities for growth and innovation, the assumption of liabilities and other risks and incurrence of related costs and expenses, and risks related to completion of announced divestitures; (10) compliance with legal, environmental, regulatory and other requirements, including, among other things, export and import requirements such as the International Traffic in Arms Regulations and the Export Administration Regulations, anti-bribery and anticorruption requirements, such as the Foreign Corrupt Practices Act, industrial cooperation agreement obligations, and procurement and other regulations in the U.S. and other countries in which RTX and its businesses operate; (11) the outcome of pending, threatened and future legal proceedings, investigations and other contingencies, including those related to U.S. government audits and disputes; (12) factors that could impact RTX’s ability to engage in desirable capital-raising or strategic transactions, including its credit rating, capital structure, levels of indebtedness and related obligations, capital expenditures and research and development spending, and capital deployment strategy including with respect to share repurchases, and the availability of credit, borrowing costs, credit market conditions, and other factors; (13) uncertainties associated with the timing and scope of future repurchases by RTX of its common stock, including the ability to complete the accelerated share repurchase (“ASR”), the purchase price of the shares acquired pursuant to the ASR agreement, and the timing and duration of the ASR program or declarations of cash dividends, which may be discontinued, accelerated, suspended or delayed at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (14) risks relating to realizing expected benefits from, incurring costs for, and successfully managing, the Company’s segment realignment effective July 1, 2023, and other RTX strategic initiatives such as cost reduction, restructuring, digital transformation and other operational initiatives; (15) risks of additional tax exposures due to new tax legislation or other developments, in the U.S. and other countries in which RTX and its businesses operate; (16) risks relating to addressing the identified rare condition in powder metal used to manufacture certain Pratt & Whitney engine parts requiring accelerated removals and inspections of a significant portion of the PW1100G-JM Geared Turbofan (GTF) fleet, including, without limitation, the number and expected timing of shop visits, inspection results and scope of work to be performed, turnaround time, availability of new parts, available capacity at overhaul facilities, outcomes of negotiations with impacted customers, and risks related to other engine models that may be impacted by the powder metal matter, and in each case the timing and costs relating thereto, as well as other issues that could impact RTX product performance, including quality, reliability or durability; (17) changes in production volumes of one or more of our significant customers as a result of business or other challenges, and the resulting effect on its or their demand for our products and services; (18) risks relating to a RTX product safety failure or other failure affecting RTX’s or its customers’ or suppliers’ products or systems; (19) risks relating to cybersecurity, including cyber-attacks on RTX’s information technology infrastructure, products, suppliers, customers and partners, and cybersecurity-related regulations; (20) threats to RTX facilities and personnel, as well as other events outside of RTX’s control such as public health crises, damaging weather or other acts of nature; (21) the effect of changes in accounting estimates for our programs on our financial results; (22) the effect of changes in pension and other postretirement plan estimates and assumptions and contributions; (23) risks relating to an impairment of goodwill and other intangible assets; (24) the effects of climate change and changing climate-related regulations, customer and market demands, products and technologies; and (25) the intended qualification of (i) the merger as a tax-free reorganization and (ii) the separation transactions and other internal restructurings as tax-free to UTC and former UTC shareowners, in each case, for U.S. federal income tax purposes. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the reports of RTX, UTC and Raytheon on Forms S-4, 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission from time to time. Any forward-looking statement speaks only as of the date on which it is made, and RTX assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

RTX Corporation
Condensed Consolidated Statement of Operations

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions, except per share amounts; shares in millions)	2024	2023
Net Sales	$19,305	$17,214
Costs and expenses:
Cost of sales	15,744	13,645
Research and development	669	607
Selling, general, and administrative	1,394	1,363
Total costs and expenses	17,807	15,615
Other income, net	372	88
Operating profit	1,870	1,687
Non-service pension income	(386)	(444)
Interest expense, net	405	315
Income before income taxes	1,851	1,816
Income tax expense	108	335
Net income	1,743	1,481
Less: Noncontrolling interest in subsidiaries’ earnings	34	55
Net income attributable to common shareowners	$1,709	$1,426

Earnings Per Share attributable to common shareowners:
Basic	$1.29	$0.98
Diluted	$1.28	$0.97

Weighted Average Shares Outstanding:
Basic shares	1,329.4	1,462.2
Diluted shares	1,337.3	1,474.2

RTX Corporation
Segment Net Sales and Operating Profit (Loss)

	Quarter Ended
	(Unaudited)
	March 31, 2024		March 31, 2023
(dollars in millions)	Reported	Adjusted	Reported	Adjusted
Net Sales
Collins Aerospace	$6,673	$6,673	$6,120	$6,120
Pratt & Whitney	6,456	6,456	5,230	5,230
Raytheon	6,659	6,659	6,292	6,292
Total segments	19,788	19,788	17,642	17,642
Eliminations and other	(483)	(483)	(428)	(428)
Consolidated	$19,305	$19,305	$17,214	$17,214

Operating Profit (Loss)
Collins Aerospace	$849	$1,048	$897	$903
Pratt & Whitney	412	430	415	434
Raytheon	996	630	571	584
Total segments	2,257	2,108	1,883	1,921
Eliminations and other	(5)	(5)	51	(17)
Corporate expenses and other unallocated items	(96)	(25)	(43)	(40)
FAS/CAS operating adjustment	214	214	289	289
Acquisition accounting adjustments	(500)	—	(493)	—
Consolidated	$1,870	$2,292	$1,687	$2,153

Segment Operating Profit Margin
Collins Aerospace	12.7%	15.7%	14.7%	14.8%
Pratt & Whitney	6.4%	6.7%	7.9%	8.3%
Raytheon	15.0%	9.5%	9.1%	9.3%
Total segment	11.4%	10.7%	10.7%	10.9%

RTX Corporation
Condensed Consolidated Balance Sheet

	March 31, 2024	December 31, 2023
(dollars in millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$5,607	$6,587
Accounts receivable, net	10,280	10,838
Contract assets	13,104	12,139
Inventory, net	12,386	11,777
Other assets, current	6,646	7,076
Total current assets	48,023	48,417
Customer financing assets	2,359	2,392
Fixed assets, net	15,638	15,748
Operating lease right-of-use assets	1,639	1,638
Goodwill	53,644	53,699
Intangible assets, net	34,960	35,399
Other assets	3,924	4,576
Total assets	$160,187	$161,869

Liabilities, Redeemable Noncontrolling Interest, and Equity
Short-term borrowings	$166	$189
Accounts payable	10,522	10,698
Accrued employee compensation	1,862	2,491
Other accrued liabilities	15,006	14,917
Contract liabilities	17,119	17,183
Long-term debt currently due	344	1,283
Total current liabilities	45,019	46,761
Long-term debt	42,334	42,355
Operating lease liabilities, non-current	1,410	1,412
Future pension and postretirement benefit obligations	2,320	2,385
Other long-term liabilities	6,967	7,511
Total liabilities	98,050	100,424
Redeemable noncontrolling interest	37	35
Shareowners’ Equity:
Common stock	37,097	37,040
Treasury stock	(27,029)	(26,977)
Retained earnings	53,052	52,154
Accumulated other comprehensive loss	(2,635)	(2,419)
Total shareowners’ equity	60,485	59,798
Noncontrolling interest	1,615	1,612
Total equity	62,100	61,410
Total liabilities, redeemable noncontrolling interest, and equity	$160,187	$161,869

RTX Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions)	2024	2023
Operating Activities:
Net income	$1,743	$1,481
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation and amortization	1,059	1,034
Deferred income tax benefit	(114)	(329)
Stock compensation cost	112	100
Net periodic pension and other postretirement income	(338)	(388)
Gain on sale of Cybersecurity, Intelligence and Services business, net of transaction costs	(415)	—
Change in:
Accounts receivable	431	(962)
Contract assets	(978)	(1,198)
Inventory	(646)	(720)
Other current assets	(225)	(526)
Accounts payable and accrued liabilities	(218)	490
Contract liabilities	(54)	223
Other operating activities, net	(15)	(68)
Net cash flows provided by (used in) operating activities	342	(863)
Investing Activities:
Capital expenditures	(467)	(520)
Dispositions of businesses, net of cash transferred	1,283	—
Increase in other intangible assets	(163)	(154)
Payments from settlements of derivative contracts, net	(1)	(13)
Other investing activities, net	41	108
Net cash flows provided by (used in) investing activities	693	(579)
Financing Activities:
Proceeds from long-term debt	—	2,971
Repayment of long-term debt	(950)	—
Change in commercial paper, net	—	(427)
Change in other short-term borrowings, net	(22)	22
Dividends paid on common stock	(769)	(790)
Repurchase of common stock	(56)	(562)
Other financing activities, net	(210)	(118)
Net cash flows (used in) provided by financing activities	(2,007)	1,096
Effect of foreign exchange rate changes on cash and cash equivalents	(8)	1
Net decrease in cash, cash equivalents and restricted cash	(980)	(345)
Cash, cash equivalents and restricted cash, beginning of period	6,626	6,291
Cash, cash equivalents and restricted cash, end of period	5,646	5,946
Less: Restricted cash, included in Other assets, current and Other assets	39	53
Cash and cash equivalents, end of period	$5,607	$5,893

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Adjusted Sales, Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions - Income (Expense))	2024	2023
Collins Aerospace
Net sales	$6,673	$6,120
Operating profit	$849	$897
Restructuring	(6)	(3)
Segment and portfolio transformation costs	(18)	(3)
Charge associated with initiating alternative titanium sources (1)	(175)	—
Adjusted operating profit	$1,048	$903
Adjusted operating profit margin	15.7%	14.8%
Pratt & Whitney
Net sales	$6,456	$5,230
Operating profit	$412	$415
Restructuring	(18)	(19)
Adjusted operating profit	$430	$434
Adjusted operating profit margin	6.7%	8.3%
Raytheon
Net sales	$6,659	$6,292
Operating profit	$996	$571
Restructuring	(9)	(7)
Gain on sale of business, net of transaction and other related costs (2)	375	—
Segment and portfolio transformation costs	—	(6)
Adjusted operating profit	$630	$584
Adjusted operating profit margin	9.5%	9.3%
Eliminations and Other
Net sales	$(483)	$(428)
Operating loss	$(5)	$51
Gain on sale of land	—	68
Adjusted operating loss	$(5)	$(17)
Corporate expenses and other unallocated items
Operating loss	$(96)	$(43)
Restructuring	(1)	(1)
Tax audit settlements (3)	(68)	—
Segment and portfolio transformation costs	(2)	(2)
Adjusted operating loss	$(25)	$(40)
FAS/CAS Operating Adjustment
Operating profit	$214	$289
Acquisition Accounting Adjustments
Operating loss	$(500)	$(493)
Acquisition accounting adjustments	(500)	(493)
Adjusted operating profit	$—	$—

RTX Consolidated
Net sales	$19,305	$17,214
Operating profit	$1,870	$1,687
Restructuring	(34)	(30)
Acquisition accounting adjustments	(500)	(493)
Total net significant and/or non-recurring items included in Operating profit above(1)(2)(3)	112	57
Adjusted operating profit	$2,292	$2,153

(1)    Total net significant and/or non-recurring items in the table above for the quarter ended March 31, 2024 includes a net pre-tax charge of $0.2 billion related to the recognition of unfavorable purchase commitments and an impairment of contract fulfillment costs associated with initiating alternative titanium sources at Collins. These charges were recorded as a result of the Canadian government’s imposition of new sanctions in February 2024, which included U.S.- and German-based Russian-owned entities from which we source titanium for use in our Canadian operations. Management has determined that these impacts are directly attributable to the sanctions, incremental to similar costs incurred for reasons other than those related to the sanctions and has determined that the nature of the charge is considered significant and unusual, and therefore, not indicative of the Company’s ongoing operational performance.
(2)    Total net significant and/or non-recurring items in the table above for the quarter ended March 31, 2024 includes a pre-tax gain, net of transaction and other related costs, of $0.4 billion associated with the completed sale of the Cybersecurity, Intelligence and Services (CIS) business at Raytheon. Management has determined that the nature of the net gain on the divestiture is considered significant and non-operational and therefore, not indicative of the Company’s ongoing operational performance.
(3)    Total net significant and/or non-recurring items in the table above for the quarter ended March 31, 2024 includes a tax benefit of $0.3 billion recognized as a result of the closure of the examination phase of multiple federal tax audits during the quarter. In addition, there was a pre-tax charge of $68 million for the write-off of certain tax related indemnity receivables and a pre-tax gain on the reversal of $78 million of interest accruals, both directly associated with these tax audit settlements. Management has determined that the nature of these impacts related to the tax audit settlements is considered significant and non-operational and therefore, not indicative of the Company’s ongoing operational performance.

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Adjusted Income, Earnings Per Share, and Effective Tax Rate

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions - Income (Expense))	2024	2023
Net income attributable to common shareowners	$1,709	$1,426
Total Restructuring	(34)	(30)
Total Acquisition accounting adjustments	(500)	(493)
Total net significant and/or non-recurring items included in Operating profit (1)(2)(3)	112	57
Significant and/or non-recurring items included in Non-service Pension Income
Non-service pension restructuring	(2)	(2)
Pension curtailment related to sale of business(2)	9	—
Significant non-recurring and non-operational items included in Interest Expense, Net
Tax audit settlements(3)	78	—
Tax effect of restructuring and net significant and/or non-recurring items above	(41)	101
Significant and/or non-recurring items included in Income Tax Expense
Tax audit settlements(3)	296	—
Less: Impact on net income attributable to common shareowners	(82)	(367)
Adjusted net income attributable to common shareowners	$1,791	$1,793

Diluted Earnings Per Share	$1.28	$0.97
Impact on Diluted Earnings Per Share	(0.06)	(0.25)
Adjusted Diluted Earnings Per Share	$1.34	$1.22

Effective Tax Rate	5.8%	18.4%
Impact on Effective Tax Rate	(10.8)%	(0.7)%
Adjusted Effective Tax Rate	16.6%	19.1%
(1)    Total net significant and/or non-recurring items in the table above for the quarter ended March 31, 2024 includes a net pre-tax charge of $0.2 billion related to the recognition of unfavorable purchase commitments and an impairment of contract fulfillment costs associated with initiating alternative titanium sources at Collins. These charges were recorded as a result of the Canadian government’s imposition of new sanctions in February 2024, which included U.S.- and German-based Russian-owned entities from which we source titanium for use in our Canadian operations. Management has determined that these impacts are directly attributable to the sanctions, incremental to similar costs incurred for reasons other than those related to the sanctions and has determined that the nature of the charge is considered significant and unusual, and therefore, not indicative of the Company’s ongoing operational performance.
(2)    Total net significant and/or non-recurring items in the table above for the quarter ended March 31, 2024 includes a pre-tax gain, net of transaction and other related costs, of $0.4 billion associated with the completed sale of the CIS business at Raytheon. Management has determined that the nature of the net gain on the divestiture is considered significant and non-operational and therefore, not indicative of the Company’s ongoing operational performance.
(3)    Total net significant and/or non-recurring items in the table above for the quarter ended March 31, 2024 includes a tax benefit of $0.3 billion recognized as a result of the closure of the examination phase of multiple federal tax audits during the quarter. In addition, there was a pre-tax charge of $68 million for the write-off of certain tax related indemnity receivables and a pre-tax gain on the reversal of $78 million of interest accruals, both directly associated with these tax audit settlements. Management has determined that the nature of these impacts related to the tax audit settlements is considered significant and non-operational and therefore, not indicative of the Company’s ongoing operational performance.

RTX Corporation
Reconciliation of Adjusted (Non-GAAP) Results
Segment Operating Profit Margin and Adjusted Segment Operating Profit Margin

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions - Income (Expense))	2024	2023
Net Sales	$19,305	$17,214
Reconciliation to segment net sales:
Eliminations and other	483	428
Segment Net Sales	$19,788	$17,642

Operating Profit	$1,870	$1,687
Operating Profit Margin	9.7%	9.8%
Reconciliation to segment operating profit:
Eliminations and other	5	(51)
Corporate expenses and other unallocated items	96	43
FAS/CAS operating adjustment	(214)	(289)
Acquisition accounting adjustments	500	493
Segment Operating Profit	$2,257	$1,883
Segment Operating Profit Margin	11.4%	10.7%
Reconciliation to adjusted segment operating profit:
Restructuring	(33)	(29)
Net significant and/or non-recurring items (1)(2)(3)	182	(9)
Adjusted Segment Operating Profit	$2,108	$1,921
Adjusted Segment Operating Profit Margin	10.7%	10.9%
(1)    Net significant and/or non-recurring items in the table above for the quarter ended March 31, 2024 includes a net pre-tax charge of $0.2 billion related to the recognition of unfavorable purchase commitments and an impairment of contract fulfillment costs associated with initiating alternative titanium sources at Collins. These charges were recorded as a result of the Canadian government’s imposition of new sanctions in February 2024, which included U.S.- and German-based Russian-owned entities from which we source titanium for use in our Canadian operations. Management has determined that these impacts are directly attributable to the sanctions, incremental to similar costs incurred for reasons other than those related to the sanctions and has determined that the nature of the charge is considered significant and unusual, and therefore, not indicative of the Company’s ongoing operational performance.
(2)    Net significant and/or non-recurring items in the table above for the quarter ended March 31, 2024 includes a pre-tax gain, net of transaction and other related costs, of $0.4 billion associated with the completed sale of the CIS business at Raytheon. Management has determined that the nature of the net gain on the divestiture is considered significant and non-operational and therefore, not indicative of the Company’s ongoing operational performance.
(3)    Net significant and/or non-recurring items in the table above for the quarter ended March 31, 2024 includes a tax benefit of $0.3 billion recognized as a result of the closure of the examination phase of multiple federal tax audits during the quarter. In addition, there was a pre-tax charge of $68 million for the write-off of certain tax related indemnity receivables and a pre-tax gain on the reversal of $78 million of interest accruals, both directly associated with these tax audit settlements. Management has determined that the nature of these impacts related to the tax audit settlements is considered significant and non-operational and therefore, not indicative of the Company’s ongoing operational performance.

RTX Corporation
Free Cash Flow Reconciliation

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions)	2024	2023
Net cash flows provided by (used in) operating activities	$342	$(863)
Capital expenditures	(467)	(520)
Free cash flow	$(125)	$(1,383)